As filed with the Securities and Exchange Commission on August 18, 2003 Registration No. 03-000021
====================================================================
                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549

                                 FORM S-8
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     INTERTAPE POLYMER GROUP INC.
          (Exact Name of Registrant as Specified in its Charter)

                                  Canada
     (State or other jurisdiction of incorporation or organization)

                          110E Montee de Liesse
                   St. Laurent, Quebec, Canada H4T 1N4
                             (514) 731-7591
(Address and telephone number of Registrant's Principal Executive Offices)

Intertape Polymer Group Inc. USA Employees' Stock Ownership And Retirement
                                Savings Plan
                          (Full title of the Plan)
                              ____________

                            Burgess H. Hildreth
                        Intertape Polymer Group Inc.
                           3647 Cortez Road West
                         Bradenton, Florida 34210
                              (941) 727-5788
        (Name, address, and telephone number of Agent for Service)

                      CALCULATION OF REGISTRATION FEE
	=====================================================================

_______________________________________________________________________________________________________
                                                  Proposed Maximum    Proposed Maximum       Amount of
Title of Each Class of           Amount to be      Offering Price        Aggregate         Registration
Securities to be Registered(1)   Registered(1)     Per Share (2)     Offering Price (2)       Fee (2)
_______________________________________________________________________________________________________

Common Shares                      275,000           $6.87              $1,889,250           $152.84

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares of the Registrant as reported on the New York Stock Exchange on August 15, 2003.


                                   PART I
                INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                   PART II
                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant or the Plan to which this Registration Statement relates with the Securities and Exchange Commission (the "Commission") are incorporated by reference and made a part hereof:

(a) Registrant's annual report on Form 40-F for the year ended December 31, 2002, filed on May 20, 2003, File No. 03-000006.

(b) Registrant's first quarterly report on Form 6-K filed on May 22, 2003, File No. 03-000008.

(c) Registrant's second quarterly report on Form 6-K filed on August 12, 2003, File No. 03-000018.

(d) The description of Registrant's common shares contained in Form 8-A filed on November 13, 1991, File No. 001-10928, including any amendment or report updating this description.

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None of the following experts or counsel has, nor shall any of them receive, any interest that would require disclosure in this Registration Statement.

Certain legal matters relating to Canadian law will be passed upon for the Company by Stikeman Elliott LLP, Montreal, Quebec, Canada.

The financial statements and the related financial statement schedules included in or incorporated by reference in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Raymond Chabot Grant Thornton, General Partnership, independent chartered accountants, Montreal, Quebec, Canada.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporations Act (the "CBCA"), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company's request as a director or officer of another corporation of which the Company is or was a shareholder against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval.

In accordance with the CBCA, the By-Laws of the Company provide that the Company shall indemnify a present or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate if (i) he or she acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Company will also indemnify such person in such other circumstances as the CBCA or applicable law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

A directors' and officers' liability insurance policy is maintained by the Company, which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA and the By-Laws of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against United States public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS

EXHIBIT NO.                DESCRIPTION                              PAGE NO.
   4(a)         Certificate of Incorporation of Registrant:       By Reference
            -     Certificate of Incorporation/Articles of
                  Incorporation dated December 22, 1989
            -     Certificate of Amendment/Articles of
                  Amendment dated October 8, 1991)
            -     Certificate of Amendment/Articles of
                  Amendment dated October 31, 1991
            -     Certificate of Amendment/Articles of
                  Amalgamation dated August 31, 1993
            -     Certificate of Amendment/Articles of
                  Amendment dated May 22, 1996

   4(b)         By-Laws of Registrant                             By Reference

   4(c)         Amendment and Restatement of Intertape
                Polymer Group Inc. USA Employees' Stock
                Ownership and Retirement Savings Plan             By Reference

   5(a)         Legal Opinion of Stikeman Elliott LLP                   __

   5(b)         The Registrant undertakes to submit the
                plan and any amendments thereto to the
                Internal Revenue Service in a timely
                manner and has made or will make all
                changes required by the IRS in order
                to qualify the plan.                                   N/A

   23(a)        Consent of Raymond Chabot Grant Thornton,
                General Partnership                                    __

   23(b)        Consent of Stikeman Elliott LLP                        __

   24           Power of Attorney (included on signature page
                of this Registration Statement)                        __

ITEM 9.  UNDERTAKINGS

(a)     The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES - THE REGISTRANT

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton and State of Florida, on the 18th day of August, 2003.

                              INTERTAPE POLYMER GROUP INC.


                              By: /s/ Melbourne F. Yull
                                  Melbourne F. Yull, Chairman,
                                  Chief Executive Officer and Director

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew M. Archibald, C.A. as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof,

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Melbourne F. Yull                        /s/Andrew M. Archibald
Melbourne F. Yull, Chairman, Chief          Andrew M. Archibald, C.A.
Executive Officer and Director              Chief Financial Officer,
Dated:  August 18, 2003                     Secretary, and Vice
                                            President Administration
                                            Dated:  August 18, 2003

/s/Michael L. Richards                      /s/Ben J. Davenport, Jr.
Michael L. Richards                         Ben J. Davenport, Jr.
Director                                    Director
Dated:  August 18, 2003                     Dated:  August 18, 2003


/s/L. Robbie Shaw                           /s/Gordon R. Cunningham
L. Robbie Shaw                              Gordon R. Cunningham
Director                                    Director
Dated:  August 18, 2003                     Dated:  August 18, 2003

/s/J. Spencer Lanthier                      /s/Thomas E. Costello
J. Spencer Lanthier                         Thomas E. Costello
Director                                    Director
Dated:  August 18, 2003                     Dated:  August 18, 2003


/s/Victor DiTommaso                         United States Authorized
Victor DiTommaso                            Representative
Vice President Finance
Dated:  August 18, 2003                     /s/Burgess H. Hildreth
                                            Burgess H. Hildreth
                                            Dated:  August 18, 2003




                           SIGNATURES - THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on August 18, 2003.

                               INTERTAPE POLYMER GROUP INC. USA
                               EMPLOYEES' STOCK OWNERSHIP AND
                               RETIREMENT SAVINGS PLAN


                               By: IPG Administrative Services Inc.


                               By:/s/Burgess Hildreth
                                  Burgess Hildreth, Vice President-
                                  Administration

                        STIKEMAN ELLIOTT LLP
                      Barristers & Solicitors
             1155 Rene-Levesque Blvd. West, 40th Floor,
                  Montreal, Quebec, Canada H3B 3V2
      Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com


       EXHIBIT 5(a) to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the
          United States Securities Act of 1933, as amended


August 6, 2003

INTERTAPE POLYMER GROUP INC.
110 E. Montee De Liesse
St. Laurent, Quebec
Canada H4T IN4

Gentlemen:

We have acted as counsel for Intertape Polymer Group Inc., a corporation organized under the Canada Business Corporation Act (the "Company"), in connection with the proposed issuance of common shares, no par value, of the Company to the Intertape Polymer Group Inc. USA Employees' Stock Ownership and Retirement Savings Plan (the "Plan"). The Company intends to file with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), with respect to the common shares to be issued by the Company to the Plan. In connection with the foregoing, we have examined, considered and relied upon copies of the following documents (collectively, the "Documents"): (i) the constating documents of the Company which include its articles of incorporation, various articles of amendment, articles of amalgamation, and bylaws; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the common shares to the Plan; (iii) the Registration Statement and schedules and exhibits thereto; and (iv) such other documents and instruments that we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed without investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the common shares to be issued by the Company to the Plan have been duly and validly authorized, and when issued and fully paid, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the Province of Quebec and the federal laws of Canada applicable therein as currently in effect. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention, or any change in law that may occur or become effective at a later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                               Yours truly,

                               /s/STIKEMAN ELLIOTT LLP

                                                        EXHIBIT 23(a)


            CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT


We have issued our report dated February 21, 2003 accompanying the consolidated financial statements of Intertape Polymer Group Inc. appearing in the Annual Report on Form 40-F for the year ended December 31, 2002. We consent to the incorporation by reference in the Registration Statement of Intertape Polymer Group Inc. on Form S-8 of the aforementioned report and to the use of our name as it appears in the Registration Statement.



/s/ Raymond Chabot Grant Thornton

General Partnership
Chartered Accountants

Montreal, Quebec, Canada
August 18, 2003

                                                      EXHIBIT 23(b)


                CONSENT OF STIKEMAN ELLIOTT LLP


TO:  The Directors of Intertape Polymer Group Inc.


We hereby consent to the reference to us and to our opinion in the Registration Statement of Intertape Polymer Group Inc. on Form S-8. We also consent to the inclusion of this consent in the Registration Statement.


Montreal, Quebec, Canada


/s/STIKEMAN ELLIOTT LLP




August 6, 2003